UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):      February 23, 2007
Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:      (419) 535-4500
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     In March 2006, Dana Corporation (Dana) and forty of its domestic subsidiaries (collectively, the Debtors) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court). The Debtors’ Chapter 11 cases have been consolidated for procedural purposes under the caption In re Dana Corporation, et al., Case No. 06-10354 (BRL), and are being administered jointly.
     Dana had announced plans to divest its engine hard parts business and classified the business as a discontinued operation in 2005. This business consists of 39 facilities in 10 countries (including 10 facilities located in the United States and owned by the Debtors) that manufacture piston rings, engine bearings, cylinder liners and camshafts. The business had annual revenues of approximately $670 million in 2005.
     On December 4, 2006, Dana announced that it had entered into a Stock and Asset Purchase Agreement with MAHLE GmbH, dated as of December 1, 2006 (the Agreement) for the purchase of the engine hard parts business, subject to the approval of the Bankruptcy Court, government regulatory approvals and customary closing conditions.
     On February 23, 2007, the Bankruptcy Court entered an order approving the Agreement. A copy of the Agreement is attached to this report as Exhibit 99.1. Under the Agreement, MAHLE and certain of its affiliates will acquire the tangible and intangible assets of the engine hard parts business from Dana and certain of its affiliates, as well as the shares of a Dana affiliate involved in the engine hard parts business, for an aggregate cash payment of $97 million. The buyers will also assume certain liabilities related to the business.
     In connection with this transaction, the parties will enter into various ancillary agreements at closing. These include (i) a distribution agreement under which a MAHLE affiliate will serve as the exclusive distributor for certain of Dana’s Victor Reinz® branded products in the United States and Canada for a period of 10 years and in Mexico and certain Central and South American countries for the same period once Dana’s existing distribution agreements in those countries expire, and (ii) a transition services agreement, the terms of which have not yet been finalized.
     The parties expect to receive final regulatory approvals and to close this transaction in the first quarter of 2007.
Item 2.06. Material Impairments.
     In addition to non-cash pre-tax valuation adjustments of $88 million that Dana had recorded for the divestiture of its engine hard parts business in the first nine months of 2006, Dana recorded valuation adjustments in the fourth quarter of 2006 and expects to record further adjustments at the time of closing. The net effect of these additional adjustments is expected to be a non-cash pre-tax charge of $15 to $20 million.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. The following exhibit is filed with this report.

Exhibit No.	Description

99.1	Stock and Asset Purchase Agreement by and between MAHLE GmbH and Dana Corporation, dated as of December 1, 2006

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation

(Registrant)

Date: March 1, 2007	By:	/s/ Michael L. DeBacker

Michael L. DeBacker Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Stock and Asset Purchase Agreement by and between MAHLE GmbH and Dana Corporation, dated as of December 1, 2006

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